EXHIBIT 15

KPMG LLP
Certified Public Accountants
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308

AFLAC Incorporated
Columbus, Georgia

Ladies and Gentlemen:

Re:  Registration Statement No. 33-64535 on Form S-3; 33-41552, 33-44720,
        333-01243, 333-69333 and 333-27883 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 23, 2003, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, our report dated April 23, 2003, related to our review of interim financial information is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of section 7 and 11 of the Act.

KPMG LLP

Atlanta, Georgia
April 23, 2003

EXH 15-1